Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-150486

September 3, 2008

John Deere Capital Corporation

$500 million 4.900% Senior Notes Due September 9, 2013

$650 million 5.750% Senior Notes Due September 10, 2018

Issuer:	John Deere Capital Corporation

Title of Securities:	2013 Notes: 4.900% Senior Notes Due 2013 2018 Notes: 5.750% Senior Notes Due 2018

Ratings:	A2 / A (Stable / Stable)

Format:	MTN Program

Trade Date:	September 3, 2008

Time of First Sale to Public:	4:30 p.m. EDT

Settlement Date (T+3):	September 8, 2008

Maturity Date:	2013 Notes: September 9, 2013 2018 Notes: September 10, 2018

Aggregate Principal Amount Offered:	2013 Notes: $500,000,000 2018 Notes: $650,000,000

Re-offer Spread:	2013 Notes: +200 bps 2018 Notes: +210 bps

Benchmark Treasury:	2013 Notes: 3.125% Treasury Notes due August 31, 2013 2018 Notes: 4.000% Treasury Notes due August 15, 2018

Treasury Price:	2013 Notes: 100-26 2018 Notes: 102-16

Treasury Yield:	2013 Notes: 2.949% 2018 Notes: 3.697%

Re-offer Yield:	2013 Notes: 4.949% 2018 Notes: 5.797%

Coupon:	2013 Notes: 4.900% 2018 Notes: 5.750%

Re-offer Price:	2013 Notes: 99.785% 2018 Notes: 99.647%

Gross Spread:	2013 Notes: 0.350% 2018 Notes: 0.475%

Net Proceeds ($):	2013 Notes: $497,175,000 2018 Notes: $644,618,000

Interest Payment Dates:	Semi-annually on each September 8 and March 8, commencing on March 8, 2009

Daycount Fraction:	30 / 360

CUSIP:	2013 Notes: 24422EQU6 2018 Notes: 24422EQV4

Joint Bookrunners:	Banc of America Securities LLC and J.P. Morgan Securities Inc.

Sr. Co-Managers:	Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC

Co-Managers:	BBVA Securities, Inc., RBC Capital Markets Corporation, TD Securities (USA) LLC and Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or J.P. Morgan Securities Inc. at 1-212-834-4533.